As filed with the Securities and Exchange Commission on June 29, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRYN MAWR BANK CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2434506
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

(610) 525-1700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bryn Mawr Bank Corporation

Restricted Stock Agreement

(Inducement Grant For New Employees)

(Full Title of the Plan)

Geoffrey L. Halberstadt

Corporate Secretary

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

(610) 581-4873

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:

David H. Joseph, Esq.

Stradley Ronon Stevens & Young, LLP

2005 Market Street, Suite 2600

Philadelphia, PA 19103

(215) 564-8090

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☑

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock ($1.00 par value)	29,448	$20.45	$602,211.60	$69.01

(1)	This registration statement covers 29,448 shares of common stock, par value $1.00 per share (the “Common Stock”), of Bryn Mawr Bank Corporation, a Pennsylvania corporation, issuable to certain individuals under Restricted Stock Agreements (Inducement Grants For New Employees) between the Company and such individuals as a material inducement to their employment with the Company (the “Award Agreements”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of shares of Common Stock that may be offered or issued pursuant to the Award Agreements as a result of future stock splits, stock dividends or similar transactions.
(2)	Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act.

EXPLANATORY NOTE

The undersigned registrant, Bryn Mawr Bank Corporation (the “Company”), hereby files this Registration Statement on Form S-8 (this “Registration Statement”) to register 29,448 shares of the Company’s Common Stock, $1.00 par value (“Common Stock”) pursuant to previously announced stand-alone Restricted Stock Agreements (Inducement Grants For New Employees) dated May 15, 2012 between the Company and each of six individuals as a material inducement to their employment with the Company (the “Award Agreements”). These Award Agreements were issued as “inducement grants” under the rules of the Nasdaq Global Select Market and, as such, were not granted pursuant to any of the Company’s employee benefit plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The Company has sent or given documents containing the information specified by Part I of this Registration Statement to the individuals that received the Award Agreements to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. The Company is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference (excluding any portions of any such documents that are “furnished” but not “filed” for the purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 15, 2012;

•	The Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012 filed with the SEC on May 10, 2012;

•	The Company’s definitive proxy statement with respect to the Annual Meeting of Shareholders held on May 2, 2012, as filed with the SEC on March 30, 2012;

•

The Company’s current reports on Form 8-K filed with the SEC on each of January 30, 2012, January 31, 2012, February 7, 2012, April 26, 2012, April 27, 2012, May 2, 2012, May 7, 2012, May 14, 2012, May 18, 2012 and May 24, 2012;

•

The description of the Company’s common stock contained in the Form 8-A Registration Statement filed with the SEC on December 18, 1986 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended from time to time, including any amendment or report filed with the SEC for the purpose of updating such description; and

•

The description of the Company’s Rights Plan contained in the Form 8-A12G Registration Statement filed with the SEC on November 25, 2003, as amended by Amendment No. 1 on Form 8-A12G/A filed on June 2, 2004, including any amendment or report filed with the SEC for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (excluding any portions of any such documents that are “furnished” but not “filed” for the purposes of the Exchange Act, as amended), prior to the filing of a post-effective amendment, indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be incorporated by reference in this Registration Statement and are to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

All securities to be offered are registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Bruce G. Leto, a brother of our director, General Counsel and Executive Vice President Francis J. Leto, is a partner of and on the board of directors of Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania. The firm provides legal services to the Corporation and Bank for which the firm received $419,673 in fees during 2011. Bruce Leto’s indirect interest in these fees was $16,834, computed without regard to the amount of profit or loss.

Item 6. Indemnification of Directors and Officers.

Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444) (“PBCL”), the Company has the power to indemnify its directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the Company and, with respect to a criminal proceeding, that the director or officer had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the Company if the person entitled to indemnification shall have been adjudged to be liable to the Company unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Pursuant to Section 1745 of the PBCL, the Company has the power to pay expenses (including attorneys’ fees) incurred by a director or officer in a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Company’s amended and restated articles of incorporation and amended and restated bylaws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Company’s amended and restated bylaws also eliminate, to the full extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law. Liability insurance covering certain liabilities that may be incurred by the Company’s and the Bank’s directors and officers in connection with the performance of their duties has been purchased by the Bank.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

4.1	Amended and Restated Articles of Incorporation, effective November 21, 2007, incorporated by reference to Exhibit 3.1 of the Corporation’s Form 8-K filed with the SEC on November 21, 2007

4.2	Amended and Restated By-Laws, effective November 20, 2007, incorporated by reference to Exhibit 3.2 of the Corporation’s Form 8-K filed with the SEC on November 21, 2007

4.3	Form of Bryn Mawr Bank Corporation Restricted Stock Agreement (Inducement Grant For New Employees), filed herewith

5.1	Legal Opinion of Stradley Ronon Stevens & Young, LLP, filed herewith

23.1	Consent of KPMG LLP, filed herewith

23.2	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the registration statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bryn Mawr, Commonwealth of Pennsylvania, on June 29, 2012.

BRYN MAWR BANK CORPORATION

/s/ Frederick C. Peters II
Frederick C. Peters II

Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

By so signing, each of the undersigned, in his capacity as a director or officer, or both, as the case may be, of Bryn Mawr Bank Corporation, does hereby appoint Frederick C. Peters II and J. Duncan Smith, and each of them severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name, place and stead, in his capacity as a director or officer, or both, as the case may be, of Bryn Mawr Bank Corporation, any and all amendments to this Registration Statement and post-effective amendments thereto and all instruments necessary or incidental in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with the Securities and Exchange Commission. Each of said attorneys-in-fact and agents shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys-in-fact and each of them and their substitutes lawfully done or caused to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of the date indicated.

NAME	TITLE	DATE

/s/ Frederick C. Peters II Frederick C. Peters II	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	June 29, 2012

/s/ J. Duncan Smith J. Duncan Smith	Treasurer and Chief Financial Officer (Principal Financial Officer)	June 29, 2012

David E. Lees	Director

/s/ Andrea F. Gilbert Andrea F. Gilbert	Director	June 29, 2012

/s/ Wendell F. Holland Wendell F. Holland	Director	June 29, 2012

/s/ Francis J. Leto Francis J. Leto	Director	June 29, 2012

/s/ Jerry L. Johnson Jerry L. Johnson	Director	June 29, 2012

/s/ Britton H. Murdoch Britton H. Murdoch	Director	June 29, 2012

/s/ Scott M. Jenkins Scott M. Jenkins	Director	June 29, 2012

Donald S. Guthrie	Director

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Amended and Restated Articles of Incorporation, effective November 21, 2007, incorporated by reference to Exhibit 3.1 of the Corporation’s Form 8-K filed with the SEC on November 21, 2007

4.2	Amended and Restated By-Laws, effective November 20, 2007, incorporated by reference to Exhibit 3.2 of the Corporation’s Form 8-K filed with the SEC on November 21, 2007

4.3	Form of Bryn Mawr Bank Corporation Restricted Stock Agreement (Inducement Grant For New Employees), filed herewith

5.1	Legal Opinion of Stradley Ronon Stevens & Young, LLP, filed herewith

23.1	Consent of KPMG LLP, filed herewith

23.2	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the registration statement)